Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-155770, 333-158424, and 333-165737 on Form S-3 and Registration Statement Nos. 333-61552, 333-97251, 333-107951, 333-118944, 333-126639, and 333-136175 on Form S-8 of Ventas, Inc. (the Company) of our report dated February 19, 2010 related to the consolidated financial statements of Atria Senior Living Group, Inc. and Subsidiaries as of and for the years ended December 31, 2009 and 2008, appearing in Item 9.01 of this current report on Form 8-K of the Company dated November 8, 2010.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

November 8, 2010